EXHIBIT 99.1


                           [SIMON PROPERTY GROUP LOGO]

CONTACTS:
Investors                                       Media
Shelly Doran                                    George Sard/Hugh Burns/Kim Levy
Simon Property Group, Inc.                      Citigate Sard Verbinnen
317/685-7330                                    212/687-8080

                SIMON RESPONDS TO TAUBMAN'S MISLEADING STATEMENTS

 Calls on Taubman Board to Fulfill Fiduciary Responsibility to ALL Shareholders
                 ______________________________________________

INDIANAPOLIS, November 18, 2002 - Simon Property Group, Inc. (NYSE: SPG) today issued the following statement in response to inaccurate and misleading assertions made by Taubman Centers, Inc. (NYSE: TCO) in a press release issued late Friday, November 16, 2002:

     "The Company is simply wrong in suggesting the Taubman family has a voting interest commensurate with its economic interest in the publicly traded REIT. As revealed in their 13-D filing on Friday, the Taubman family owns less than 1% of the REIT, although they control over one-third of the votes, largely through the Series B preferred shares. In fact, Alfred Taubman owns less than 0.4% of the REIT, yet he controls approximately 29% of the shareholder vote through his Series B preferred shares. These Series B preferred shares were improperly obtained by the Taubman family in 1998 without a shareholder vote, and we believe the family's ability to vote these shares will not survive a legal challenge."

     "The real news is buried in Friday's 13-D filing. At a time when the REIT's Board of Directors should have been evaluating Simon's premium all-cash offer, the Taubman family was acting to further entrench itself by adding to its blocking position. On Thursday, Robert and William Taubman, the two family directors, exercised a total of 300,000 options while a close friend of Alfred Taubman and a former executive officer and director of the REIT bought a total of 416,366 shares and gave voting power over these shares to Robert Taubman."

     "Simon is perfectly willing to purchase only the REIT shares if the Taubman family wants to retain its ownership interest in the Taubman Realty Group Limited Partnership. Alternatively, the Taubman family may choose to participate in the transaction, either by converting into Simon partnership units on a tax-free basis or selling for cash. The Taubman family has complete choice with respect to its own holdings - they should not use their wrongfully obtained blocking position to deny a choice to the public shareholders."

     "The Company has also made false and misleading statements about the corporate governance of Simon Property Group. Unlike the Taubman family, the Simon family has no veto power or other control mechanism that could block a sale or merger transaction as the Company claims. The Simon family has the right to elect only 4 out of a total of 13 directors and has no veto power at either the board or shareholder level."

     "We call on the Taubman Board of Directors to stop permitting the Company to issue misleading statements and to start fulfilling its fiduciary duty to all shareholders. The Board should not allow the family to tell it what to do. The Board has an obligation to make an independent evaluation of Simon's premium all-cash offer and to take all necessary steps to let the public shareholders of TCO - who own over 99% of the REIT -- decide for themselves whether they want to accept it."

About Simon Property Group

Headquartered in Indianapolis, Indiana, Simon Property Group is a real estate investment trust engaged in the ownership and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 249 properties containing an aggregate of 185.8 million square feet of gross leasable area in 36 states, as well as eight assets in Europe and Canada and ownership interests in other real estate assets. Additional Simon Property Group information is available at www.shopsimon.com.About

                                      # # #

This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Taubman shares, and is not a solicitation of a proxy.


Forward-looking statements

This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.


                                      -2-